Exhibit 10.1

                   IDACORP, Inc. 2004 Executive Incentive Plan

                                  2004 IDACORP
                            EXECUTIVE INCENTIVE PLAN


PURPOSE
-------

The purpose of the 2004 IDACORP Executive Incentive Plan (the "Plan") is to reinforce the goals of IDACORP (the "Company") for profitable growth and continuation of a sound overall financial condition by providing incentive compensation opportunities to selected key employees. The Plan is intended to:

     o    Attract, retain, and motivate key employees.

     o    Relate compensation to performance and financial results.

     o Provide a portion of compensation in a variable rather than a fixed form.


ADMINISTRATION
--------------

The Chief Executive Officer (CEO) of the Company has authority to:

     o Recommend employees of the Company and its subsidiaries for selection as Plan Participants.

     o Recommend award opportunities for Plan Participants other than the CEO. An award opportunity is the opportunity of a Participant to earn specified dollar amounts based on performance of the Company, its subsidiaries, and/or its business units during a given calendar year. Award opportunities include terms specifying:

     o Threshold, target, maximum, and/or other amounts that potentially may be earned by each Plan Participant.

     o Annual performance goals for the Company as a whole and/or for subsidiaries or business units, which goals are pre-conditions to the earning of an incentive award at the threshold, target, maximum, or other specified level.

The Board of Directors Compensation Committee (the "Committee") will review the recommendations of the CEO, make any alterations deemed appropriate, and approve the terms of participation and award opportunities for each calendar year. The Committee shall establish the CEO's award opportunities. The Committee will report on its actions to the Company's Board of Directors (the "Board"). All actions of the Committee under the Plan will be subject to the ratification of the Board if requested by the Committee or required by the Board, the Securities and Exchange Commission, applicable law, or by the rules or regulations of the securities exchange on which the Company's shares are listed.


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Except to the extent authority or responsibility is expressly reserved for the
CEO or the Board hereunder, the Plan will be administered by the Committee, which is authorized to interpret the Plan, to establish rules and regulations necessary to administer the Plan, and to take all other actions it determines are required for the proper administration of the Plan. All actions, determinations, interpretations, and decisions made by the Committee and/or the Board will be final, conclusive, and binding upon all other parties concerned. Neither the CEO nor any member of the Committee or the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

PARTICIPATION
-------------

Employees that may be selected for participation in a given calendar year are those in a position to directly and significantly affect revenues, profits or losses, or operating efficiencies of the Company and its subsidiaries. Employees selected for participation ("Participants") will be notified and provided a copy of the performance measures and other criteria for award determination.

Participants may be added to the Plan or removed from the Plan at any time during the calendar year based on participation criteria previously approved by the Committee, by virtue of promotion or new hire following the initial eligibility designation or upon recommendation of the CEO and approval of the Committee. Participation in the Plan for a particular calendar year shall not entitle a Participant to participation in the Plan in future years.

EFFECT OF TERMINATION OF EMPLOYMENT
-----------------------------------

Upon the termination of a Participant's employment with the Company and its subsidiaries prior to completion of the calendar year, (i) if termination is for reasons other than Retirement, death or Disability, unless otherwise determined by the Committee, the Participant's award opportunity will be cancelled and the Participant will not be eligible to receive a final incentive award, and (ii) if termination is due to Retirement, death or Disability, the Participant's award opportunity will remain in effect, subject to the terms of the Plan. "Retirement" shall mean a Participant's termination from employment with the Company and its subsidiaries, as applicable, if the date of termination occurs on or after age 62 or if the termination is otherwise determined by the Committee to qualify as a Retirement. "Disability" shall mean termination of a Participant's employment with the Company and its subsidiaries, as applicable, if the Participant is eligible to receive benefits under the Long-Term Disability Program maintained by the employer.

DETERMINATION OF INCENTIVE AWARDS
---------------------------------

Profit sharing award opportunities will be based upon Corporate performance measures as described in the Exhibit attached hereto. Award opportunities need not be uniform among Participants and may vary from year to year.

Within a reasonable time after the end of each calendar year, the Committee shall determine the extent to which the performance goals have been achieved for the resulting award that is potentially payable to the Participant. The Committee then shall determine whether such tentative award shall be paid out as a final award. The Committee may adjust any tentative award upward or downward, accelerate or defer payment of any final award, or determine to pay no amount as an award, in its sole discretion, in light of such considerations as the


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Committee may deem relevant. An award shall be deemed earned and vested only at such time as the Committee has determined that the award has become final.

If the amount of an award opportunity that may be earned and potentially payable will be calculated by multiplying an incentive percentage corresponding to specified levels of performance, that percentage will be multiplied by the base salary paid to a Participant during the Plan year, exclusive of any amounts earned under any incentive, bonus, or benefit plans.

The Committee retains the discretion to authorize an individual performance payout for extraordinary results on the part of a Participant regardless of the level of achievement of the Corporate performance goal and other performance goals and/or to modify performance goals to take into account extraordinary and unexpected events.

PAYMENT OF AWARD
----------------

As promptly as practicable after final awards for a given calendar year have been determined, such awards shall be paid out in cash by the Company to a Participant who is an active employee (i.e., other than those who have died or terminated due to Retirement or Disability during the calendar year) as of December 31 of the calendar year for which the award relates. The pay out date for any other Participant entitled to a payout shall be determined by the CEO or the Committee.

The Company or a Participant's employer shall deduct from all payments under the Plan an amount necessary to satisfy federal, state or local tax withholding requirements. Amounts paid under the Plan will be considered in the calculation of benefits under the Idaho Power Company Retirement Plan, and the Idaho Power Company Employee Savings Plan.


PLAN IS NOT A CONTRACT
----------------------

No provision of the Plan or any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any Participant the right to continue in an employer's employ or shall affect the right of an employer to terminate any Participant's employment.


AMENDMENT AND TERMINATION OF THE PLAN
-------------------------------------

The Board reserves the right to amend, suspend, or terminate the Plan and any award opportunities at any time in whole or in part, for any reason, and without the consent of any Participant or beneficiary. Company subsidiaries reserve the right to suspend or terminate their participation in the Plan at any time, for any reason, and without the consent of any Participant or beneficiary.


PLAN BINDING ON SUCCESSORS
--------------------------

All obligations of the Company or a subsidiary under the Plan shall be binding on any successor to the Company or a subsidiary, respectively, whether the existence of such successor is the


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result of a direct or indirect purchase, merger, consolidation, reorganization, or other transaction involving all or substantially all of the business and/or assets of the Company or subsidiary.


EFFECTIVE DATE
--------------

The Plan shall become effective January 1, 2004, and if not terminated by action of the Board of Directors, shall expire December 31, 2004.


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                                    Exhibit A







                                  2004 IDACORP
                        Executive Incentive Plan Targets




                            Pre-Incentive
                          EOC Goal Estimate (1)          Payout Percentage

Threshold                         $67.5                      (based on
Target                            $75.1                 competitive market
Maximum                           $82.1               practices, by position)


(1) In millions; performance between designated levels will be prorated.